Exhibit 99.1

Clinical Study Results Presented at the 2015 Gastrointestinal Cancer Symposium Support Utility of Trovagene’s Precision Cancer MonitoringSM Platform in Colorectal and Pancreatic Cancer Patients

Trovagene’s proprietary KRAS assay enables physicians to determine mutational status, monitor treatment response, and use genomics to aid in predicting patient prognosis

SAN DIEGO — January 20, 2015 — Trovagene, Inc., (NASDAQ:  TROV) a developer of cell-free molecular diagnostics, announced the presentation of results from two clinical studies at the 2015 Gastrointestinal Cancer Symposium (also known as ASCO GI) held in San Francisco, CA. Results demonstrate the ability of the Company’s Precision Cancer MonitoringSM platform to detect and quantitate KRAS mutations at diagnosis and longitudinally in cell-free DNA (cfDNA) obtained from colorectal and pancreatic cancer patients.

Poster #1: Highly sensitive quantitative detection of circulating tumor DNA in urine and plasma from advanced colorectal cancer patients in aid of early diagnosis of clinically relevant KRAS mutations

In this study, archived, matched plasma and urine samples, stored between 3-5 years prior to circulating tumor DNA extraction, from 20 Stage I-IV colorectal cancer patients with known KRAS mutations in tumor tissue were used in a retrospective setting for a blinded pilot study. The majority of patients in the study underwent surgery for primary tumor and/or liver metastases and received neo-adjuvant or adjuvant therapy. Trovagene’s platform technology, specifically its quantitative KRAS mutation assay, was used to analyze patient specimens and compare KRAS mutational status in urine, blood, and tissue samples, and to monitor KRAS burden in response to therapy.

Results showed high concordance in KRAS detection between plasma and tissue, and between urine and tissue. Dynamic changes in KRAS mutational burden were highly correlated to response from both surgical and chemotherapeutic treatment.

“By tracking the mutational status of advanced colorectal cancer patients post-surgery, clinicians can rapidly determine the surgery outcome and monitor the effectiveness of a subsequent therapy,” said study investigator, Lucie Benesova, Ph.D., science director at the Center for Applied Genomics of Solid Tumors, Genomac Research Institute in Prague, Czech Republic. “Trovagene’s assay has potential to provide this information, which can be critical in selecting the best follow up care for patients that have undergone this procedure.”

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Poster #2: Comparative circulating tumor DNA levels for KRAS mutations in patients with non-resectable pancreatic cancer

The Danish BIOPAC study evaluated different chemotherapy regimens for the treatment of pancreatic cancer. From this study, archived blood samples from 182 non-resectable pancreatic cancer patients with 600 longitudinal samples, were tested qualitatively and quantitatively for KRAS mutational status. KRAS mutations are present in the vast majority of pancreatic tumors, and the study’s objective was to determine to what extent monitoring of KRAS mutations from circulating tumor DNA (ctDNA) can be used to predict overall survival (OS).

Results demonstrated that different levels of KRAS mutations at diagnosis can predict patient outcome and may reflect distinct underlying tumor biology. The data also demonstrated that patients with high levels of KRAS mutations at diagnosis, as well as elevated KRAS mutation load post-treatment, were associated with shorter overall survival times. Longitudinally, low KRAS mutation load correlated with long OS.

“Results of this study validate that high KRAS mutation levels at diagnosis, as well as increases in mutational load over time, significantly correlate with poor prognoses for patients diagnosed with pancreatic cancer,” stated Mark Erlander, Ph.D., chief scientific officer of Trovagene. “Trovagene’s assay for KRAS mutant oncogenes can assist physicians in determining the aggressiveness of a patient’s disease, and provide useful information such that therapy may be tailored accordingly.”

About The Role of KRAS Mutations In the Diagnosis and Treatment of Colorectal Cancer

Somatic KRAS mutations are found at high rates in patients diagnosed with colon cancer, pancreatic cancer, lung cancer, and leukemias. In metastatic colorectal cancer, a number of large studies have shown that EGFR-inhibiting drugs, such as cetuximab (Erbitux®) and panitumumab (Vectibix®), can be significantly effective in patients with KRAS wild-type (non-mutant) tumors. In the Phase III CRYSTAL study, published in 2009, patients with the wild-type KRAS gene treated with Erbitux® plus chemotherapy showed a response rate of up to 59% compared to those treated with chemotherapy alone. Patients with the KRAS wild-type gene also showed a 32% decrease in the risk of disease progression compared to patients receiving chemotherapy alone. Conversely, KRAS mutations are highly predictive of a poor response to these drugs in the treatment of colorectal cancer. Currently, the most reliable way to predict whether a colorectal cancer patient will respond to one of the EGFR-inhibiting drugs is to test for certain “activating” mutations in the gene that encodes KRAS, which occurs in 30%-50% of colorectal cancers. Studies show patients whose tumors express the mutated version of the KRAS oncogene will not respond to cetuximab or panitumumab. Importantly, the emergence of KRAS mutations is a frequent driver of acquired resistance to anti-EGFR therapy in colorectal cancers. Therefore, monitoring patients for the emergence of KRAS mutant clones prior to the detection of progression using radiographic scans can be critical for determining early resistance and for the reassessment of therapy in this clinical situation. Clinical research suggests that early initiation of a MEK inhibitor can be a rational strategy for delaying or reversing drug resistance due to the emergence of KRAS mutations.

About The Prevalence of KRAS Mutations in Pancreatic Cancer

Pancreatic cancer is considered to be one of the most deadly cancers due to its aggressive nature and advanced stage at diagnosis. The American Cancer Society estimates that in 2013, 44,220 people in the United States will be diagnosed with pancreatic cancer and about 38,460 will die from the disease. An estimated 80 percent of pancreatic cancer patients have non-resectable or metastatic disease, and upwards of 95 percent of pancreatic cancers are estimated to harbor KRAS mutations. Based on these statistics, the need for an accurate, cost-effective test to quantify and monitor KRAS mutational status is high.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine.  The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s Precision Cancer MonitoringSM platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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